UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DATA I/O CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-0864123
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

6645 185th Ave N.E., Suite 100

Redmond, Washington 98052

(Address of Principal Executive Offices) (Zip Code)

2000 STOCK COMPENSATION PLAN, AS AMENDED

THE 2023 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Gerald Ng

Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

6645 185th Ave N.E., Suite 100

Redmond, Washington 98052

 (Name and address of agent for service)

(425) 881-6444

Telephone number, including area code, of agent for service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) relates to a maximum of 1,700,000 common shares (the “Common Shares”) issuable by Data I/O Corporation (the “Registrant” or the “Company”) under the Company’s 2000 Stock Compensation Plan, as amended (the “2000 Plan”), and The 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”, together with the 2000 Plan, the “Plans”).  No additional awards are being granted under the 2000 Plan (although all outstanding awards previously granted under the 2000 Plan will remain outstanding and subject to the terms of the plan), and any shares subject to any outstanding award under the 2000 Plan that, after May 18, 2023, are not purchased or are forfeited, paid in cash or reacquired by the Company, or otherwise not delivered to the participant due to termination or cancellation of such award will become available for issuance under the 2023 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant hereby incorporates by references into this registration statement the following documents previously filed with the SEC:

(a)         The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 27, 2024.

(b)         All other reports filed by the Company under Section 13(a) of 15(d) of the Securities Exchange Act of 1934 since December 31, 2023.

(c)         The description of the Company’s Common Stock, no par value per share, as contained in Item 1 of the Registration Statement on Form 8-A filed on April 29, 1982 including any amendment or report filed for the purpose of updating such description filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s articles of incorporation and bylaws limit the liability of the Company’s directors to the fullest extent permitted by the Washington business corporation act (the “WBCA”) as it currently exists or as it may be amended in the future.  Consequently, subject to the WBCA, no director will be personally liable to the Company or its shareholders for monetary damages resulting from his or her conduct as a director, except liability for:

•        Acts or omissions involving intentional misconduct or knowing violations of law;

•        Unlawful distributions; or

•        Transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

The Company’s articles of incorporation also provide that the Company may indemnify any individual made a party to a proceeding because that individual is or was a director or officer of the Company, and this right to indemnification will continue as to an individual who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors or administrators.  Any subsequent repeal of or modification to the Company’s articles of incorporation will not adversely affect any right of a director or officer of ours who is or was a director or officer at the time of such repeal or modification.  To the extent the provisions of the Company’s articles of incorporation provide for indemnification of directors or officers for liabilities arising under the Securities Act, those provisions are, in the opinion of the Commission, against public policy as expressed in the Securities Act and therefore unenforceable.

The Company’s articles of incorporation and bylaws provide that the Company will indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by law.  The Company’s directors, officers and employees also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the Company for such purpose.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Data I/O Corporation 2000 Stock Compensation Incentive Plan, as amended *
4.2	Data I/O Corporation 2023 Omnibus Incentive Compensation Plan**
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Grant Thornton, an independent registered public accounting firm
23.2	Consent of Dorsey & Whitney LLP (Included in Exhibit 5.1)
24.1	Power of Attorney (See signature pages of this Registration Statement)
107	Filing Fee Table

* Incorporated by reference as Attachment A to Data I/O Corporation’s definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on April 5, 2023.

** Incorporated by reference as Attachment B to Data I/O Corporation’s definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on April 5, 2023.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on May 2, 2024.

DATA I/O CORPORATION

By:	/s/ Gerald Ng
Name:	Gerald Ng
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Anthony Ambrose and Gerald Ng as his or her attorney-in-fact and agent, with the full power of substitution and resubstitution, for them in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Anthony Ambrose Anthony Ambrose	Chief Executive Officer, President and a director (Principal Executive Officer)	May 2, 2024
/s/ Gerald Ng Gerald Ng	Vice President, Chief Financial Officer, Corporate Secretary and Treasurer (Principal Financial Officer and Accounting Officer)	May 2, 2024
/s/ Sally A. Washlow Sally A. Washlow	Director	May 2, 2024
/s/ Edward J. Smith Edward J. Smith	Director	May 2, 2024
/s/ Douglas W. Brown Douglas W. Brown	Director	May 2, 2024
/s/ William Wentworth William Wentworth	Director	May 2, 2024